AMENDING AGREEMENT NO. 1
THIS AMENDING AGREEMENT made effective as of the 12th day of March, 2015.
BETWEEN:
ONCOYLYTICS BIOTECH (U.S.), INC.,
("OBUS")
- and -
MARY ANN DILLAHUNTY
(the "Employee")
WHEREAS the Employee is an officer of OBUS whose terms of employment are set forth in the Executive Employment Agreement ("Employment Agreement") dated effective January 22, 2009;
AND WHEREAS OBUS and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
Section 1 – Amendments

The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Commencing January 1, 2015, OBUS shall pay to the Employee a salary of ONE HUNDRED SIXTY-NINE THOUSAND THREE HUNDRED SEVENTY-ONE DOLLARS AND SEVENTY-THREE CENTS ($169,371.73) U.S. DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of FOURTEEN THOUSAND ONE HUNDRED FOURTEEN DOLLARS AND THIRY-ONE CENTS ($14,114.31) U.S. DOLLARS on the last day of each month.”

Section 2 – Effective Date

(1)    This Amending Agreement shall be effective from and after January 1, 2015.

(2)    In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

ONCOLYTICS BIOTECH (U.S.), INC.
Per:	/s/ Alan J. Tuchman
Alan J. Tuchman, M.D. Chief Medical Officer
Per:	/s/ Kirk Look
Kirk Look Chief Financial Officer

/s/ Margaret Kowalczewski	/s/ Mary Ann Dillahunty
WITNESS	MARY ANN DILLAHUNTY